UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

September 14, 2007
Date of Report (Date of earliest event reported)

EESTECH, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-32863	33-0922627
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1260 S. Highway 89, Building 1, Suite H-5
Chino Valley, Arizona 86323
(Address of principal executive offices and zip code)

(928) 636-6255
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Convertible Note Subscription Agreement

On September 14, 2007, EESTech, Inc. (the “Company”) entered into a Convertible Note Subscription Agreement (the “Agreement”) with Richard Thearle Hart, and individual resident of New South Wales, Australia (“Subscriber”), regarding the subscription for and issuance of a convertible note (the “Note”). As of the date of the Agreement, neither the Company nor any of its affiliates had a material relationship with Subscriber unrelated to the Agreement.

Pursuant to the terms of the Agreement, Subscriber agreed to make a subscription payment to the Company in exchange for the Note (“Subscription Payment”). Subscriber agreed to pay a Subscription Payment of US $60,000 for the Note. As of October 1, 2007, the date of filing of this current report on Form 8-K (the “Filing”), the Subscription Payment has not been delivered to the Company, and that Note has not been issued.

Upon receipt of the Subscription Payment by the Company, the Note will be issued. The rate of interest of the Note will be ten percent (10%) per annum. The Note is proposed to be issued to Subscriber through a transaction that will be exempt from the registration requirements of the Securities Act of 1933 (the “Act”) under Section 4(2) of the Act. The Note will be convertible into common shares of the Company’s stock (“Company Stock”), and such conversion shall be accomplished by dividing the outstanding principal and accrued interest on the Issued Note as of the date of conversion by a price per share of Company Stock of $0.33 (the resulting number of shares of Company Stock being the “Conversion Shares”).

Under the terms of the Agreement, the Subscriber has irrevocably agreed that the Note shall be converted to Company Stock on the fifth business day following the date upon which the Company has received authorization from its shareholders to increase the Company’s authorized share capital by an amount that exceeds the number of Conversion Shares.

Item 9.01 Financial Statements and Exhibits.

(d)	Other Exhibits

1.1	Convertible Note Subscription Agreement dated September 14, 2007 between the Company and Richard Thearle Hart.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EESTECH, INC.

Date: September 28, 2007	By:	/s/ Murray Bailey
Name: Murray Bailey
Title:Chief Executive Officer